Advanced Medical Isotope Corporation Announces that it will present at "TEN"; Noble Financial Capital Markets’ Tenth Annual Equity Conference on January 22

KENNEWICK, Wash., January 15, 2014 (GLOBE NEWSWIRE) – Advanced Medical Isotope Corporation ("AMIC") (OTCBB:  ADMD), a company engaged in the development, production and distribution of medical isotopes focused on yttrium-90 brachytherapy devices, today announced that its CEO, James C. Katzaroff, will present AMIC’s corporate overview at "TEN"; Noble Financial Capital Markets’ Tenth Annual Equity Conference at Club Med in Sandpiper Bay, Florida, on Wednesday, January 22, 2014 at 8:30am Eastern Time.

AMIC's intends to transition to full operations upon receipt of expected FDA clearance for its patented brachytherapy cancer product, yttrium-90 RadioGel(TM).  The Company then will seek to commercialize its innovative in vivo delivery systems in the United States and to seek analogous regulatory approvals outside of the United States, including CE certification in the European Economic Area.

AMIC operates a linear accelerator in Washington used to manufacture FDG for sale to local hospitals and distributes nuclear isotopes and related equipment.  AMIC also engages in research and development for other isotopes and technologies and is considering the acquisition of a controlling interest in a complementary company headquartered in Germany.

At the time of the presentation, a live audio and high-definition video webcast of AMIC’s presentation and a copy of the presentation materials will be available on AMIC’s website: http://www.isotopeworld.com/investors/webcast-presentations/  as well as through the Noble Financial websites: www.noblefcm.com, or www.nobleresearch.com/TEN/2014.htm.  AMIC recommends registering at least 10 minutes prior to the start of the presentation to ensure timely access. You will require a Microsoft SilverLight viewer (a free download from the presentation link) to participate. The webcast and presentation will also be archived on AMICs website at www.isotopeworld.com for 30 days following the event.

About Advanced Medical Isotope Corporation
Advanced Medical Isotope Corporation (OTCBB: ADMD) is a late stage development company engaged primarily in the development of brachytherapy devices and medical isotopes for diagnostic and therapeutic applications.  AMIC’s focus is on transitioning to full operations upon receipt of expected FDA clearance for its patented brachytherapy cancer product, yttrium-90 RadioGel(TM).  AMIC intends to file FDA premarket notifications for two related yttrium-90 brachytherapy products.  Brachytherapy uses radiation to destroy cancerous tumors by placing a radioactive isotope inside or next to the treatment area.  Annual sales of brachytherapy products exceed $1 billion, about half of which are in the United States.  The Company intends to outsource material aspects of manufacturing, distribution, sales and marketing for its products in the United States and to enter into licensing arrangements outside of the United States, though the Company will evaluate its alternatives before finalizing its plans.  For more information, please visit our website, www.isotopeworld.com.

About Noble Financial
Noble Financial Capital Markets was established in 1984; 2014 marks its 30th Anniversary. Noble Financial is an equity research driven, full-service, investment banking boutique focused on life sciences, technology and media, emerging growth, companies. The company has offices in Boston, Los Angeles, and Boca Raton, FL. In addition to non-deal road shows and sector-specific conferences throughout the year, Noble Financial hosts its large format annual equity conference in January in South Florida featuring 120 - 150  presenting companies from across North America and total attendance of close to 600. For more information: www.noblefcm.com

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by the use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimates,” “projects,” “intends,” and similar expressions.  Forward-looking statements involve risks and uncertainties that could cause results to differ materially from those projected or anticipated.  These risks and uncertainties include, but are not limited to, AMIC’s ability to successfully execute its expanded business strategy, including by entering into definitive agreements with suppliers, commercial partners and customers; general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technical advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, regulatory requirements and the ability to meet them, government agency rules and changes, and various other factors beyond the Company’s control.

CONTACT:           Advanced Medical Isotope Corporation
James C. Katzaroff
(509) 736-4000
6208 W. Okanogan Ave.
Kennewick, WA 99336